SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is entered into by and between Todd Edlund (“Executive”), a resident of Minnesota, and Entegris, Inc., a Delaware corporation, with corporate headquarters located at 129 Concord Road, Billerica, Massachusetts 01821 (“Entegris”). It shall take effect after the rescission period described in Paragraph 6 has expired. The purpose of this Separation Agreement and Release is to set forth the compensation and benefits being offered to the Executive in connection with his retirement from employment with Entegris.
TERMS AND CONDITIONS
In consideration of the recitals stated above and the mutual promises made below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Separation Date -- The last day of Executive’s employment with Entegris shall be September 1, 2022 (the “Separation Date”) as a result of Executive’s retirement. Executive shall continue to receive his base salary, continue to be eligible to participate in Entegris’ employee benefits, and continue to vest in any outstanding equity awards relating to shares of Entegris common stock through the Separation Date.
2.Separation Payments and Benefits -- Subject to and contingent upon Executive’s continued employment through September 1, 2022 and Executive’s execution of and compliance with the terms and conditions of this Agreement, and further provided that Executive does not revoke this Agreement as provided in Paragraph 6 below, Entegris shall provide Executive with the following benefits: (i) all outstanding, unvested restricted stock units relating to shares of Entegris common stock that are outstanding and held by Executive as of the Separation Date shall vest in full effective as of the Effective Date; (ii) all stock option award agreements relating to shares of Entegris common stock where such stock options or a portion thereof are held by Executive and are outstanding as of the Separation Date shall, effective as of the Effective Date, be amended in accordance with Exhibit A hereto (the “Omnibus Option Agreement Amendment”); and (iii) all performance-based restricted stock unit award agreements relating to shares of Entegris common stock where such performance-based restricted stock units or a portion thereof are held by Executive and are outstanding and unvested as of the Separation Date shall, effective as of the Effective Date, be amended in accordance with Exhibit B hereto (the “Omnibus PRSU Agreement Amendment”); provided, that such amendments shall apply only after giving effect to the proration provisions of sections 1.3 and 1.7 of the 2022 Stock Option Award Agreement and 2022 Performance-Based RSU Award Agreement, respectively, in each case, by and between the Company and Executive. For the avoidance of doubt, each such Entegris equity award shall remain outstanding for the period between the Separation Date and the Effective Date and, Executive revokes this Agreement as provided in Paragraph 6 below, then each such award shall be forfeited in accordance with its terms

In addition, notwithstanding Entegris’ requirement that an employee must remain employed with Entegris on January 1, 2023, in order to be eligible to receive a discretionary award under the Entegris Incentive Plan for the 2022 fiscal year, Entegris will pay EMPLOYEE a pro-rata bonus for fiscal year 2022, less applicable taxes and withholdings. Such amount will be determined in Entegris’ discretion based on Entegris’ financial performance for 2022 pursuant to the Entegris Incentive Plan and will be pro-rated based on the number of days during fiscal year 2022 during which EMPLOYEE remained employed with Entegris. This pro-rata bonus will be paid at the same time that Entegris pays such bonuses to current Entegris employees, which Entegris anticipates will be in February 2023.

1.Accrued Payments -- Whether or not Executive signs this Agreement and it becomes effective in accordance with its terms, Executive will receive or be provided with the following: (a) Executive’s base salary through the Separation Date to the extent not previously paid prior to the Separation Date, which will be paid to Executive on the first regularly scheduled payment date following the Separation Date; (b) those unvested restricted stock units relating to shares of Entegris common stock that were granted in 2022 and vest on a prorated basis in accordance with their terms as of September 1, 2022 and without regard to Section 2(i) above, which such awards will be settled in accordance with their terms; (c) exercisability of those unvested restricted stock options to acquire shares of Entegris common stock that were granted in 2022 and vest on a prorated basis in accordance with their terms as of September 1, 2022 and without regard to Section 2(ii) above; (d) those unvested performance-based restricted stock units relating to shares of Entegris common stock that were granted in 2022 and remain outstanding on a prorated basis in accordance with their terms as of September 1, 2022 and without regard to Section 2(ii) above and will vest or be forfeited in accordance with their terms at the end of the performance period; (e) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Entegris policy prior to the Separation Date and properly submitted for reimbursement within sixty (60) days following the Separation Date, which will be paid to Executive within thirty (30) days following such proper submission for reimbursement; and (f) such reimbursements and benefits under Entegris’ benefit plans, if any, to which Executive became entitled prior to the Separation Date, as determined in accordance with Entegris’ benefit plans and policies.

1.Release -- In exchange for the payments and benefits provided Executive under Paragraph 2 of this Agreement, which Executive acknowledges that he would not otherwise be entitled, on Executive’s own behalf and that of his heirs, executors, administrators, beneficiaries, fiduciaries, personal representatives, successors and assigns (collectively, the “Releasors”), Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Entegris, together with each of its past, present and future affiliates, subsidiaries, parent companies, owners, predecessors, and successors, and all of their respective past, present and future officers, directors, stockholders, partners, members, employees, agents, trustees, investors, joint ventures, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (each, individually, a “Released Party” and, collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever, whether known or unknown, in law or in equity, contingent or absolute (collectively, “Claims”), which Executive or any of the other Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause, act, omission or thing whatsoever: (a) arising from the beginning of time through the date Executive executes this Agreement, including but not limited to, any such Claims (i) arising out of or relating in any way to Executive’s employment with Entegris or any other Released

Party, (ii) arising out of or relating to tort, fraud or defamation, and (iii) arising under any federal, local, or state statute, regulation or ordinance, including without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866; the Americans with Disabilities Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act; Section 211 of the Energy Reorganization Act; the Employee Retirement Income Security Act of 1974; the Pregnancy Discrimination Act; the Equal Pay Act of 1963; the Minnesota Human Rights Act; the Minnesota Equal Pay for Equal Work Law; the Minnesota Whistleblower Act; the Minnesota Whistleblower Protection Laws; the Minnesota Parental Leave Act; the Massachusetts Fair Employment Practices Act; the Massachusetts Wage Act (Massachusetts law regarding payment of wages and overtime); the Massachusetts Civil Rights Act; the Massachusetts Sexual Harassment Statute; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industries Act; Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law); the Massachusetts Parental Leave Act; and the Massachusetts Small Necessities Leave Act; each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (b) arising out of or relating to the termination of Executive’s employment; or (c) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between Entegris or any other Released Party and Executive; provided, however, that, notwithstanding anything herein to the contrary, Releasors do not release, and this release and waiver does not apply to and shall not be construed to apply to: (A) any Claims Executive may have that cannot be waived under applicable law, such as the right to make a claim for unemployment or worker’s compensation benefits; (B) rights under this Agreement; (C) Executive’s right to challenge the validity of the release of ADEA claims set forth in this Agreement; [(D) any rights Executive may have to indemnification in Executive’s capacity as a current or former officer of Entegris, if applicable;] or (E) any rights Executive may have to vested benefits under employee benefit plans.

1.Acknowledgement of Full Payment -- Executive acknowledges and agrees that the payments provided under Paragraph 3 of this Agreement (other than payment of expenses) are in complete satisfaction of any and all compensation and benefits due to Executive from Entegris or any other Release, whether for services provided to Entegris or any other Released Party, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to Executive.
2.Review and Rescission Periods -- Executive acknowledges that he has been provided a period of up to twenty-one (21) days following the Separation Date in which to consider this Agreement. Executive may sign and return this Agreement before the expiration of the twenty-one (21)-day period following the Separation Date; provided, however, that in no event may Executive execute this Agreement prior to the Separation Date. Once this Agreement is executed, Executive may rescind the Agreement, within fifteen (15) calendar days following the date of signature. To be effective, any rescission within the relevant time period must be in writing and delivered to Entegris in care of the General Counsel. If sent by mail, any rescission must be postmarked within the relevant time period, must be properly addressed, and must be sent by certified mail, return receipt requested. The benefits described in Paragraph 2 shall not commence or be provided to

Executive until this Agreement becomes effective. If Executive rescinds Executive’s consent within the relevant time period, this Agreement shall be of no force or effect and Executive shall have no right to the payments and benefits set forth in Paragraph 2. If Executive does not rescind this Agreement, then, at the expiration of such fifteen (15) day period, this Agreement will take effect as a legally-binding agreement between Executive and Entegris on the basis set forth above (such date, the “Effective Date”).
3.Non-Admission -- Nothing in this Agreement, nor the furnishing of consideration for this Agreement, is intended to be nor will it be used as an admission of liability by either party that there has been any violation of state or federal law, employment practice or any other matter.
4.Confidentiality -- Executive acknowledges that the disclosure of any Confidential Information could cause irreparable harm to Entegris and its affiliates. Without limiting Paragraph 10 below, Executive agrees to maintain, at all times, the confidentiality of such Confidential Information and to not, directly or indirectly, use for Executive’s own purpose or benefit, or for the benefit of any other person or entity, the Confidential Information or otherwise disclose, furnish or publish any Confidential Information. For purposes of this Agreement, “Confidential Information” means all information of Entegris or its affiliates, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, including, without limitation, all non-public data, information, matters and materials of or concerning Entegris and its affiliates, their businesses, operations, finances, employees, and technology, including, without limitation, any data, compositions, customer lists, equipment, formulae, know-how, method of manufacture, materials, process, records, specifications, supplier names, test methodologies, technology, pricing information, business plans and strategies, marketing information, the terms or structures of Entegris’ or its affiliates’ contracts and agreements with customers and suppliers, trade secrets, and all other information which is not generally known to the public.
5.Non-Disparagement -- Without limiting Paragraph 10 below, Executive agrees that Executive will not, in public or private, make any false, disparaging, derogatory or defamatory statements, whether online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of Entegris or its affiliates, regarding Entegris or any of the other Released Parties, or regarding the Entegris’ business affairs, business prospects, or financial condition.
6.Permitted Disclosures -- Regardless of whether or not this Agreement becomes binding, nothing in this Agreement or in any other agreement Executive may have with Entegris or any of its affiliates prohibits Executive from communicating with any federal, state or local governmental agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in or cooperating with any governmental agency investigations, inquiries or proceedings. Executive is not required to notify Entegris of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through any communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a

Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
7.Return of Entegris Documents and Other Property -- In signing this Agreement, Executive represents and warrants that, as of the Separation Date, Executive has returned to Entegris any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to business of Entegris or any of its affiliates and all keys, access cards, credit cards, laptops, computer hardware and software, storage devices (flash drives, thumb drives, etc.), tablets, smartphones, telephones and telephone-related equipment and all other property of Entegris and its affiliates in his/her possession or control. Further, Executive represents and warrants that Executive has not retained any copy of any documents, materials or information of Entegris or any of its affiliates (whether in hardcopy, on electronic media or otherwise). Recognizing that his employment with Entegris has ended, Executive agrees that Executive will not, for any purpose, attempt to access or use any Entegris computer or computer network or system. Further, Executive acknowledges that he has disclosed to Entegris all passwords necessary or desirable to enable Entegris to access all information which Executive has password-protected on any of its computer equipment or on its computer network or system.
8.Non-Compete and Non-Solicit -- Executive acknowledges that during the course of employment with Entegris, Executive had access to Confidential Information, which, if disclosed, would assist in competition against Entegris and its affiliates, and, in further consideration of the payments and benefits provided to Executive in Paragraph 2, agrees to the following restrictions to protect the goodwill, Confidential Information and other legitimate interests of Entegris and its affiliates:
a.Executive agrees that, while any performance restricted stock units or stock options previously granted to Executive remain unvested and for the one (1) year period following February 2, 2025 (the last date on which any then-unvested performance restricted stock units and stock options will vest) (the “Restricted Period”), Executive will not, directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder, lender or in any other capacity, undertake planning or preparation for, engage in, or have a financial interest in, any business which is or would be competitive, directly or indirectly, with the current business or planned business of Entegris or any of its affiliates; provided, however, that [nothing contained in this Agreement shall preclude Executive from rendering advice or providing services to, whether as a principal, agent, employee, consultant, officer, director, stockholder, lender or in any other capacity, an entity engaged or planning to engage in any business which is or would be competitive, directly or indirectly, with the current business or planned business of Entegris or any of its affiliates so long as such relationship is restricted solely to one or more distinct portions of the operations and businesses of such entity and such distinct portions do not engage in and/or are not planning to engage in any business which is or would be competitive, directly or indirectly, with the current business or planned business of Entegris or any of its affiliates, and Executive does not have any discussions with, or participate in, the governance, strategy, development, management or operations of any business segments that engaged in and/or planning to engage in any business which is or would be competitive, directly or indirectly, with the current business or planned business of Entegris or any of its affiliates; provided, further, that nothing contained in this Agreement shall preclude Executive from purchasing or owning less than one percent (1%) of the stock or other securities of any company with securities traded on a nationally recognized securities exchange.
b.Executive agrees that, during the Restricted Period, Executive will not, directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder, lender or in any other capacity (i) contact, solicit or otherwise engage in any discussion with any employee, consultant, independent contractor, or agent of Entegris or its affiliates with the intention or effect of encouraging or inducing such party to terminate his or her employment, engagement, agency or other relationship, as applicable, with Entegris or any of its affiliates, or otherwise hire, engage or employ any such employee, consultant, independent contractor or agent of Entegris or its affiliates; or (ii) contact, solicit or otherwise engage in any discussion with any client, customer, account, supplier, licensor or licensee of Entegris or its affiliates, with the intention or effect of encouraging such party to terminate or reduce the volume of its business with Entegris or any of its affiliates or to place elsewhere any portion of its business that could be served by Entegris or any of its affiliates.
c.As used in this Paragraph 12, the term "client," "customer," or "account" shall include: (i) any person or entity that is a client, customer or account (has an established business arrangement with Entegris or its affiliates) of Entegris or its affiliates as of the date of this Agreement with whom or which Executive had material contact; [(ii) any person or entity with whom or which Executive had material contact that was a client, customer or account of Entegris or its affiliates at any time during the one-year period preceding the Separation Date; and (iii) any prospective client, customer or account to whom or which Entegris or any of its affiliates has made a pitch, presentation (or similar offering of services) and with whom or which Executive had material contact within a period of 180 days preceding the Separation Date.
d.The non-compete and non-solicit covenants set forth in this Paragraph 12 are limited to those geographies where Executive had a material presence or influence during the last twenty four (24) months of employment with Entegris and its affiliates. However, because Entegris and its affiliates offer products for sale on a nationwide and international basis, Executive recognizes that the business of Entegris and its affiliates is not restricted by geography. Accordingly, Executive agrees that it is fair and reasonable that the non-compete and non-solicit covenants set forth in this Paragraph 12 apply nationally or internationally, to the extent Executive had a material presence or influence nationally or internationally during the last twenty four (24) months of employment.
9.Breach -- In the event of a breach of any lawful provision of the Agreement by Executive, Entegris will be entitled to cease making any payments or providing any benefits described in Paragraph 2 and to terminate any unvested performance restricted stock units and stock options, in addition to any and all other rights or remedies Entegris may have at law or in equity (including, with respect to a breach of Paragraphs 8, 9 or 12, injunctive relief); provided, however, that for purposes of this Paragraph 13, Executive’s challenge to the validity of an ADEA waiver shall not constitute a breach of this Agreement.
10.Governing Law and Venue -- This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota and may be pleaded as a full and complete defense to any action, suit, or proceeding relating to Executive’s employment with Entegris. For purposes of litigating any dispute that arises out of this Agreement, such disputes shall be brought in Ramsey County or Hennepin County, Minnesota.
11.Other Provisions -- A waiver of any breach of or failure to comply fully with any provision of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach thereof or failure to comply. If any portion or provision of this Agreement shall to any extent be deemed invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. To avoid any possible misunderstanding, Entegris intends this Agreement to be a comprehensive statement of the terms of Executive’s retirement. This Agreement supersedes any prior understanding or statement made to Executive by Entegris regarding arrangements with Entegris for the period after Executive’s separation. Any modifications of the terms set forth in this Agreement must be in writing and signed by Executive and an authorized officer of Entegris.
12.Resignation; Entegris Affiliation -- Executive hereby resigns from all positions and offices held by Executive with Entegris and its affiliates effective as of the Separation Date and agrees to execute all such other documents and form in connection with Executive’s resignation as may be requested by Entegris. Executive agrees that, following the Separation Date, Executive will not hold himself/herself out as an officer, employee, or otherwise as a representative of Entegris.
13.Cooperation -- Executive agrees that, to the extent permitted by law, Executive shall cooperate fully with Entegris in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against Entegris by a third party or by or on behalf of Entegris against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Entegris’ counsel, at reasonable times and locations designated by Entegris, to investigate or prepare Entegris’ claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by Entegris. Executive further agrees that, to the extent permitted by law, Executive will notify Entegris promptly in the event that Executive is served with a subpoena (other than a subpoena issued by a government agency), or in the event that Executive is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against Entegris.
14.Voluntary Assent -- This Agreement, including the release of claims set forth above, creates legally binding obligations and Entegris advises Executive to consult an attorney before signing this Agreement. In signing this Agreement, Executive gives Entegris assurance that Executive has signed it voluntarily and with a full understanding of its terms; that Executive has had sufficient opportunity, before signing this

Agreement, to consider its terms and has been advised to consult with an attorney, if Executive wished to do so, and that, in signing this Agreement, Executive has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.
15.Tax Acknowledgment -- In connection with the benefits provided to Executive pursuant to this Agreement, Entegris shall withhold and remit to the tax authorities the amounts required or permitted under applicable law, and Executive shall be responsible for all applicable taxes with respect to such benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of Entegris with respect to the tax treatment of any of the benefits set forth in this Agreement.
16.Expiration -- This Agreement must be signed and returned to Entegris no later than September 22, 2022, but no earlier than the Separation Date. If Executive does not sign and return the Agreement by such date, the Agreement shall expire and be null and void.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below with the understanding it is to take effect when signed by both parties.

Date:
Todd Edlund

ENTEGRIS, INC.

Date:	By
Susan Rice
	Title:	SVP, Global Human Resources

Exhibit A
OMNIBUS OPTION AMENDMENT AGREEMENT
THIS OMNIBUS OPTION AMENDMENT AGREEMENT is by and between Entegris, Inc., a Delaware corporation (the “Company”), and Todd Edlund (“Participant” and, together with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in Participant’s Stock Option Award Agreements, dated as of [●], by and between the Parties (the “Option Award Agreements”).
RECITALS
WHEREAS, the Parties entered into the Separation Agreement and Release, dated as of [●], 2022, to which this Omnibus Option Amendment Agreement is attached as Exhibit A (the “Separation Agreement”);
WHEREAS, the Parties previously entered into the Option Award Agreements; and
WHEREAS, in accordance with Paragraph 2 of the Separation Agreement, the Parties desire to amend the Option Award Agreements as set forth herein and effective as of the Effective Date (as defined in the Separation Agreement).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:
1.Effective as of the Effective Date, Section 2.3 of the Option Award Agreements (Retirement) are hereby deleted in its entirety and replaced as follows:
2.3 Retirement. Notwithstanding any provision to the contrary in Section 2.2 above, if Participant is an employee of the Company or an Affiliate and ceases to be an employee due to Retirement then, to the extent that Participant continues to comply with and does not violate the terms of the Separation Agreement, the Option will continue to vest in accordance with the schedule specified in Section 1.3 above as if Participant continued in the employment of or service with the Company or an Affiliate and such Options will be exercisable until the earlier to occur of (A) four (4) years following the date of Retirement and (B) the original expiration date specified in Section 1.4 above. Determination as to whether Participant complies with and has not violated the terms of the Restrictive Covenant Agreement will be made in good faith by the Company.
For purposes of this Award, “Retirement” means Participant’s employment, tenure or service, as applicable, with the Company and its Affiliates is terminated after (x) Participant has provided at least five (5) years of consecutive years of service with the Company or an Affiliate thereof, (y) Participant is at least fifty-five (55) years old as of the date of Retirement, and (z) Participant’s age plus complete years of service with the Company or an Affiliate thereof as of Participant’s date of termination equals at least seventy (70).
1.Sections 2.4-2.13 of the Option Award Agreements are incorporated herein by reference mutatis mutandis. Except as amended hereby, the Option Award Agreements shall remain in full effect in accordance with their terms and are hereby ratified and confirmed in all respects.

Exhibit B
OMNIBUS PRSU AGREEMENT AMENDMENT
THIS OMNIBUS PRUS AGREEMENT AMENDMENT is by and between Entegris, Inc., a Delaware corporation (the “Company”), and Todd Edlund (“Participant” and, together with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in Participant’s Performance-Based RSU Award Agreement, dated as of [●], by and between the Parties (the “PRSU Award Agreements”).
RECITALS
WHEREAS, the Parties entered into the Separation Agreement and Release, dated as of [●], 2022, to which this Omnibus PRSU Agreement Amendment is attached as Exhibit B (the “Separation Agreement”);
WHEREAS, the Parties previously entered into the PRSU Award Agreements; and
WHEREAS, in accordance with Paragraph 2 of the Separation Agreement, the Parties desire to amend the PRSU Award Agreements as set forth herein and effective as of the Effective Date (as defined in the Separation Agreement).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:
1.Effective as of the Effective Date, Section 1.7(i) of the PRSU Award Agreements (Early Vesting of PRSUs) are hereby deleted in its entirety and replaced as follows:
(i) If, prior to a Change in Control, the Participant dies, incurs a total and permanent disability (as that term is defined in the Company’s disability insurance policy in effect on the Award Date), or ceases to be an employee due to Retirement (subject to compliance with the Retirement Vesting Criteria) prior to the Maturity Date, he or she shall continue to be entitled to receive the Earned PRSUs hereunder (without proration), to the extent earned as of the earlier of the Maturity Date and the date of a Change in Control. To the extent the PRSU becomes an Earned PRSU as of the date of a Change in Control, the applicable level of performance shall be calculated in accordance with clause (ii) below, and such resulting prorated number of Earned PRSUs shall be fully vested and shall be settled in accordance with the last sentence of this Section 1.7(i).
1.Effective as of the Effective Date, Section 1.7 of the Award Agreement (Early Vesting of PRSUs) is hereby amended by adding the following at the end of such Section:
For purposes of this Award, “Retirement Vesting Criteria” means that Participant continues to comply with and does not violate the terms of the Restrictive Covenant Agreement through the earlier to occur of the Maturity Date and a Change in Control. Determination as to whether Participant complies with and has not violated the terms of the Separation Date will be made in good faith by the Company.
For purposes of this Award, “Retirement” means Participant’s employment, tenure or service, as applicable, with the Company and its Affiliates is terminated after (x) Participant has provided at least five (5) years of consecutive years of service with the Company or an Affiliate thereof, (y) Participant is at least fifty-five (55) years old as of the date of Retirement, and (z) Participant’s age plus complete years of service with the Company or an Affiliate thereof as of Participant’s date of termination equals at least seventy (70).

1.Article II of the PRSU Award Agreements are incorporated herein by reference mutatis mutandis. Except as amended hereby, the PRSU Award Agreements shall remain in full effect in accordance with their terms and are hereby ratified and confirmed in all respects.